Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made the 16th day of June, 2019, by and among PROSPERITY BANK, a Texas banking association having a principal place of business at 1301 North Mechanic Street, El Campo, Texas 77437 (“Employer”), LEGACYTEXAS BANK, a Texas banking association having a principal place of business at 5851 Legacy Circle, Suite 1200, Plano, Texas 75024 (the “Bank”) and Thomas S. Swiley, an individual who resides in the State of Texas (“Employee”).

WHEREAS, this Agreement is being entered into in connection with the Agreement and Plan of Reorganization, dated as of June 16, 2019 (the “Merger Agreement”), by and between Prosperity Bancshares, Inc., a Texas corporation (“Bancshares”), and LegacyTexas Financial Group, Inc., a Maryland corporation (the “Company”); and

WHEREAS, Employee’s agreement to and compliance with the provisions of Article V of this Agreement are a material factor, material inducement and material condition to Bancshares’ participation in the transactions contemplated by the Merger Agreement.  Moreover, Employee acknowledges that a substantial portion of the value of the transactions contemplated by the Merger Agreement is Employee’s promises to refrain from competing with the Bank, Employer, or Bancshares as set forth in Article V hereof; and

WHEREAS, prior to the entry into the Merger Agreement, Employee was an officer of the Bank and is receiving a considerable benefit as a result of the transactions contemplated by the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

TERM OF EMPLOYMENT

1.1  Term.  Provided that Employee is employed by the Bank immediately preceding the Effective Time (as defined in the Merger Agreement), Employer hereby employs Employee and Employee hereby accepts employment with Employer under this Agreement for a period of three (3) years (the “Term”) beginning as of the Effective Time; provided, however, that this Agreement may be terminated earlier as hereinafter provided.  However, if (i) the Merger Agreement is terminated for any reason, (ii) Employee’s employment with the Bank terminates for any reason, or (iii) the Prior Agreement (as defined below) is not terminated and liquidated in accordance with Section 1.2 hereof, in each case, before the Effective Time occurs, (a) Employee will not be employed under this Agreement and all of the provisions of this Agreement will terminate upon the earlier of the time of termination of the Merger Agreement or the time of termination of Employee’s employment with the Bank or, in the case of (iii) above, immediately prior to the Effective Time, and (b) there will be no liability of any kind under this Agreement.  Subject to Section 7.6 below, this Agreement shall terminate automatically upon the expiration of the Term.

1.2  Termination of Prior Agreement.  The Bank and Employee are parties to that certain Change in Control and Severance Benefits Agreement dated December 2, 2013 (the “Prior Agreement”), which provides for severance benefits pursuant to its terms and conditions. The Bank and Employee hereby agree to take action to terminate and fully liquidate the Prior Agreement in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) within thirty (30) days prior to the Effective Time. In connection with such termination and liquidation, Employee acknowledges that he will not receive Transaction Payments (as defined in the Prior Agreement) in an aggregate amount greater than the Reduced Payment (as defined in the Prior Agreement).  The Bank and Employee agree that the Prior Agreement shall not be deemed to be terminated unless and until the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) are satisfied, including the requirement that any other agreements, methods, programs and other arrangements that are required to be aggregated with the Prior Agreement are terminated and liquidated. Employee acknowledges that, upon the termination of the Prior Agreement, Employee shall have no further rights under the Prior Agreement. Employee acknowledges that the benefits that Employee will receive pursuant to this Agreement constitute consideration to which Employee is not otherwise entitled and is adequate consideration to support termination of the Prior Agreement and replacement by this Agreement.

ARTICLE II

TITLE AND DUTIES OF EMPLOYEE

2.1  Title.  As of the Effective Time, Employee is hereby employed by Employer as Executive Vice President Lending.

2.2  Primary Duties.  Employee shall perform such duties as are consistent with Employee’s title set forth above in Section 2.1, and shall perform such other work as may be assigned to him subject to the instructions, directions, and control of Employer, which shall be consistent with the type and nature of work normally performed by senior banking officers and as may be assigned by Employer from time to time.

2.3  Engaging in Other Employment.  While employed by Employer, Employee shall devote all of his entire productive time, ability, and attention to the business of Employer during Employer’s normal business hours.

ARTICLE III

COMPENSATION

3.1  Base Salary.  As compensation for employment services rendered under this Agreement, Employee shall be entitled to receive from Employer an annual rate of salary (“Base Salary”) of $381,000.00, subject to applicable taxes and withholdings, paid semi-monthly and prorated for any partial employment period during the Term of this Agreement.  The Base Salary shall not be reduced during the Term of this Agreement, but may be increased, in Employer’s sole discretion, in accordance with the then existing procedures of Employer.

3.2  Bonus.  Prior to the Effective Time, Employee will be paid a bonus by the Bank for the 2019 calendar year, which bonus shall be consistent with the Bank’s bonus program in effect as of the date of execution of this Agreement and the Bank’s past practice.  For each calendar year thereafter, during the Term of this Agreement, Employee will be eligible for the bonus program in accordance with Employer’s policies and procedures regarding such bonuses.

3.3  Other Compensation.  Employee shall be eligible to participate in the stock-based incentive compensation programs administered by the Board of Directors of Bancshares pursuant to the terms of the plans then in effect and in accordance with Section 5.6 below.

3.4  Automobile Allowance.  During the Term of this Agreement, Employer shall provide Employee with a monthly automobile allowance of $600.00, subject to applicable taxes and withholdings, paid through the normal payroll practices of Employer.

3.5  Cell Phone Allowance.  During the Term of this Agreement, Employer shall provide Employee with a monthly cell phone allowance of $100.00, subject to applicable taxes and withholdings, paid through the normal payroll practices of Employer.

ARTICLE IV

REIMBURSEMENT OF EMPLOYEE BUSINESS EXPENSES AND
PARTICIPATION IN EMPLOYER BENEFIT PLANS

4.1  Out of Pocket Expenses.  Employee is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, meals and travel and other similar business expenses, in accordance with Employer policy.  Employer will reimburse Employee from time to time for all such business expenses; provided, that Employee presents Employer with appropriate documentation of such expenditures in accordance with Employer’s established procedures relating to such reimbursements.

4.2  Participation in Employer Benefit Plans.  Until the termination of Employee’s employment, Employee will be eligible to participate in all compensation programs and employee benefit plans maintained by Employer from time to time and generally available to the officers and employees of Employer, subject to the terms of such programs and plans.  Employer reserves the right to amend or cancel any compensation programs and employee benefit plans at any time in its sole discretion, subject to the terms of such programs and plans and applicable law.

4.3  Reimbursements and In-Kind Benefits in General.  All reimbursements under this Agreement shall be paid to Employee as soon as administratively practicable after Employee has provided the appropriate documentation, but in no event shall any reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred.  Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code:  (a) the amount of expenses eligible for reimbursement or in-kind benefits provided under this Agreement during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (b) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

ARTICLE V

RESTRICTIVE COVENANTS

5.1  Confidential Information.  “Confidential Information” means and includes the Bank’s and Employer’s, and their affiliated entities’, confidential or proprietary information or trade secrets.  Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, including, but not limited to the following: information regarding past and current customers and investors and business affiliates and contractors; information regarding the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques; including contact names, services provided, pricing, type and amount of services used, financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; payments or rates paid to consultants or other service providers.  Confidential Information includes any such information that Employee may originate, learn, have access to or obtain, whether in tangible form or memorized.  Additionally, Employee recognizes that the Confidential Information is dynamic and ever-changing.  Confidential Information does not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.  Employee acknowledges that the Bank’s and Employer’s respective businesses are highly competitive, that this Confidential Information constitutes a valuable, special and unique asset used by each of the Bank and Employer in its business, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Bank and Employer.

5.2  Promises of Employer and the Bank.  The Bank promises and agrees that reasonably soon after the execution of this Agreement by Employee, the Bank shall provide Employee with Confidential Information in an expanded nature than that already provided to Employee by the Bank.  In addition, Employer promises and agrees that, reasonably soon after the execution of this Agreement by Employee and during the Term and as part of the employment under this Agreement, Employer shall provide Employee with Confidential Information, which will enable Employee to perform his job for Employer.  In addition, after the Effective Time, Employee will have immediate access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint ventures, investors, and financing sources of Employer.  Employee acknowledges that: (a) the Bank and Employer have devoted substantial time, effort, and resources to develop and compile the Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the businesses of the Bank and Employer; (c) the Bank and Employer would not disclose such information to the Employee, nor would the Bank or Employer employ or continue to employ the Employee without the agreements and covenants set forth in this Article V; and (d) the provisions of this Article V are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

5.3  Employee’s Promises.

(a)                                 Non-Disclosure Obligations.  Employee agrees that Employee will not, at any time during the period of his employment with the Bank or Employer, and after the Employee’s termination date, make any unauthorized disclosure, directly or indirectly, of any Confidential Information of the Bank or Employer, or confidential information belonging to third parties that was obtained by Employee during his employment with the Bank or Employer (excepting any third party confidential information provided to Employee independently of Employee’s employment with the Bank or Employer), or make any use thereof, directly or indirectly, except in performance of Employee’s duties for the Bank or Employer.  Employee also agrees that Employee shall promptly deliver to the Bank or Employer, as directed, upon the termination of employment or at any other time at the Bank or Employer’s request, without retaining any copies, all documents and other material in Employee’s possession relating to any Confidential Information or other information of the Bank or Employer, or Confidential Information regarding third parties learned as an employee of the Bank or Employer.

(b)                                 Restrictive Covenants.  Ancillary to the consideration to be provided pursuant to this Agreement, including but not limited to the Bank’s and Employer’s agreement to provide Confidential Information to Employee and Employee’s agreement not to disclose Confidential Information, and in order to protect the Confidential Information, Employee agrees to the non-competition and non-solicitation provisions set forth in this Section 5.3(b)(1)-(2) (the “Restrictive Covenants”).  Employee agrees that, for the Restricted Period, as defined below, Employee will not, except as an employee of the Bank or Employer, in any capacity for Employee or others, directly or indirectly:

(1)                                 Non-Competition Obligations

(A)                               anywhere in the geographic area comprised of the Counties of: Collin, Dallas, Denton, Jack, Parker, Tarrant, Wise (collectively, the “Market Area”), (a) compete in, engage in, or contribute knowledge to, a business similar to or otherwise competitive with that of the Bank or Employer, or (b) compete in, engage in, or contribute knowledge to that type of business which the Bank or Employer (i) has plans to engage in, or (ii) has engaged in during the preceding twelve (12) month period if, in either the case of (i) or (ii), within the twenty-four (24) months before the termination of Employee’s employment from Employer, Employee had access to information regarding the proposed plans or the business in which the Bank or Employer engaged;

(B)                         take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business similar to or otherwise competitive with that of the Bank or Employer anywhere within the Market Area.  Notwithstanding the foregoing, the Employee is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(2)                                 Non-Solicitation Obligations

(A)                               call on, solicit, service, or attempt to do any of the foregoing with respect to, customers or prospective customers of the Bank or Employer if, within the twelve (12) months before the termination of Employee’s employment with the Bank or Employer, Employee had material contact with the customer or prospective customer, or had obtained material information about the customer or prospective customer; or

(B)                               hire, retain, call on, solicit for hire or induce to leave employment, any individual who is or was an employee of the Bank or the Employer on the date of, or within the three (3) month period before the date of, such hire, retention, solicitation or inducement, provided that such individual is an individual whom Employee had contact with, knowledge of, or association with in the course of Employee’s employment with the Bank or Employer, and Employee will not assist any other person or entity in such activities.

Notwithstanding anything else provided herein, if Employee is a licensed attorney, securities broker or real estate broker or agent, Employee shall not be prohibited from representing or serving as an agent for any insured depository institution or holding company thereof or other individual or entity in such capacity.

5.4  Restricted Period.  The non-competition obligations set forth in Section 5.3(b)(1) shall apply from the Effective Time through the end of the Term, regardless of whether Employee’s employment terminates prior to the end of the Term, and the non-solicitation obligations set forth in Section 5.3(b)(2) shall apply from the Effective Time through the later of (a) the end of the Term, regardless of whether Employee’s employment terminates prior to the end of the Term or (b) one (1) year following the date of Employee’s termination of employment with the Bank, Employer or their affiliated entities (any transfer of employment between the Bank, the Employer, and any affiliated entities does not constitute termination of employment) (the restricted time period in the case of non-competition or non-solicitation, as applicable, is the “Restricted Period”).  However, if the Merger Agreement is terminated for any reason before the Effective Time occurs, the Restrictive Covenants will not apply, all of the provisions of this Agreement will terminate, and there will be no liability of any kind under this Agreement.

5.5  Restrictive Covenants Reasonable.  The parties to this Agreement hereby agree that the Restrictive Covenants set forth in this Article V are ancillary to this Agreement, which is an otherwise enforceable agreement.  Employee agrees that his promises in this Article V are reasonable and reasonably necessary to protect the legitimate business interest of the Bank, the Employer, and their affiliated entities.

5.6  Consideration.

(a)                                 In consideration for the above obligations of the Employee, on the fifth (5th) business day after the Effective Time, Employer shall deliver to Employee a restricted stock award agreement issued pursuant to the Prosperity Bancshares, Inc. 2012 Stock Incentive

Plan granting to Employee 3,000 shares of Bancshares restricted common stock (“Restricted Stock”). The forfeiture restrictions applicable to the Restricted Stock shall lapse on the third (3rd) anniversary of the grant date, provided that Employee is employed by Employer on such date.

(b)                                 The Bank promises and agrees that reasonably soon after the execution of this Agreement by Employee, it shall provide Employee with Confidential Information in an expanded nature than that already provided to Employee.

(c)                                  In addition, after the Effective Time, Employer agrees to provide Employee with access to Confidential Information relating to Employer’s business and to specialized training regarding Employer’s methodologies and business strategies, which will enable Employee to perform his job for Employer.  After the Effective Time, Employee also will have immediate access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc. of Employer.

5.7  Enforcement and Legal Remedies.  The Bank, Employer and Employee acknowledge and agree that breach of any of the covenants made by Employee in this Agreement would cause irreparable injury to the Bank or Employer, which could not sufficiently be remedied by monetary damages; and, therefore, that the Bank or Employer shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions, without posting of any bond, and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof.

5.8  Tolling.  In the event that Employer shall file a lawsuit in any Court of competent jurisdiction alleging a breach of the Non-Competition Obligations by the Employee, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Employee was in breach of this Agreement, so that Employer is provided the benefit of the full Restricted Period.

ARTICLE VI

TERMINATION RIGHTS

6.1  Termination for Cause by the Employer.  The Employer may terminate this Agreement and Employee’s employment for Cause (as defined hereinafter), such termination to be effective immediately upon written notice to Employee.  Any termination of Employee’s employment under this Section 6.1 will not be in limitation of any other right or remedy which the Employer may have under this Agreement, at law, or in equity.  The term “Cause” means (a) Employee’s fraud, embezzlement, theft or misappropriation of funds or other property of the Employer or its affiliated entities, (b) self-dealing or gross negligence in the performance by Employee of his duties pursuant to this Agreement, (c) the repeated failure or refusal by Employee to perform his lawful duties to the Employer as provided herein, other than due to Disability, (d) the commission by Employee of any willful acts of bad faith or gross misconduct against the Employer or its affiliated entities, (e) the indictment of Employee for a felony or other criminal act involving dishonesty or other moral turpitude, whether or not relating to his employment with the Employer, (f) the material violation by Employee of a lawful, established policy or procedure of the Employer and (g) the Employee’s material breach of any provision of this Agreement; provided that with respect to clauses (c) and (f) and (g), Employer shall give Employee written notice of the breach or other failure on the part of Employee and the actions necessary to correct such breach, if applicable.  If Employee fails to cure the breach or failure within fifteen (15) days of receipt of such notice or if the breach or failure is incurable, Employer may proceed to terminate Employee’s employment for Cause without further notice.

6.2  Termination by Employer Upon Employee’s Disability.  The Employer may terminate this Agreement and Employee’s employment upon a determination of Disability (as defined below), such termination to be effective immediately upon written notice to Employee.  The term “Disability” means Employee’s inability to perform his usual services to the Employer because of mental or physical illness or injury for the consecutive days as defined in the Employer’s disability policy then in effect, which inability to perform will be determined by a physician reasonably selected by the Employer.

6.3  Termination Upon Employee’s Death.  In the event of Employee’s death, this Agreement and Employee’s employment under this Agreement shall immediately terminate.

6.4  Termination by Employer Other Than for Cause, Disability or Death.  Notwithstanding anything to the contrary contained in this Agreement, the Employer may terminate this Agreement and Employee’s employment under this Agreement for any or no reason during the Term (i.e., other than for Cause or Disability), such termination to be effective immediately upon the giving of written notice to Employee from the Employer.

6.5  Termination by Employee.  Employee shall have the right, at his election and for any reason prior to the expiration of the Term of this Agreement, to voluntarily terminate this Agreement and his employment with Employer upon thirty (30) days’ written notice.  Such notice requirement may be waived by Employer at its sole discretion.

6.6  Termination by Expiration.  This Agreement shall terminate upon the expiration of the Term.  Although the Agreement shall expire, Employee’s employment with Employer shall not automatically terminate upon expiration of the Term.

6.7  Certain Payments Following Termination of Employment.

(a)                                 If, during the Term of this Agreement, Employee’s employment with the Employer is terminated by the Employer for Cause or Disability, or if Employee voluntarily terminates employment with the Employer, Employee shall thereafter be entitled to receive from the Employer payment of any accrued but unpaid Base Salary, less applicable taxes, withholding, and deductions, through the date of employment termination and expense reimbursements through the date of such termination for which Employee is entitled to reimbursement in accordance with Section 4.1 (collectively, the “Accrued Benefits”), and Employee’s Restrictive Covenants set forth in Article V shall continue during the Restricted Period.  For the avoidance of doubt, the Accrued Benefits do not include the yet to be accrued Base Salary that Employee would have earned had his employment not terminated prior to the expiration of the Term.

(b)                                 If, during the Term of this Agreement, Employee’s employment with the Employer is terminated during the Term by the Employer for any reason other than for Cause or Disability, Employee shall be entitled to receive from the Employer (1) the Accrued Benefits (payable within thirty (30) days after the date of termination), and (2) provided Employee has executed a release in a form reasonably acceptable to the Employer and such release has become effective prior to the sixtieth (60th) day following the date of termination, Employee shall be entitled to (A) a lump sum payment equal to payment of Base Salary for the remaining portion of the Term of this Agreement, less applicable statutory deductions, payable on the sixtieth (60th) day following the date of termination, and (B) the forfeiture restrictions applicable to the Restricted Stock set forth in Section 5.6 hereof shall lapse on a pro rata basis at a rate of 33% for each full year of employment completed during the Term.  Further, Employee’s obligations set forth in Article V shall continue during the Restricted Period.

(c)                                  If Employee’s employment with the Employer is terminated upon Employee’s death, Employee’s legal representatives shall thereafter be entitled to receive from the Employer payment of the Accrued Benefits within thirty (30) days after the date of death, and Employee’s Non-Competition Obligations set forth in Article V shall automatically cease.

(d)                                 If this Agreement terminates by expiration, as set forth in Section 6.6, Employee shall be entitled to receive the Accrued Benefits, and Employee’s Restrictive Covenants set forth in Article V shall continue during the Restricted Period.

6.8  Code Section 409A.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s termination of employment with Employer, Employee is a “specified employee” as defined in Section 409A of the Code, then to the extent that any amount to which Employee is entitled in connection with the termination of his employment is subject to Section 409A of the Code, payments of such amounts to which Employee would otherwise be entitled during the six (6) month period following Employee’s termination of employment will be accumulated and paid in a lump sum on the first day of the seventh month after the date of Employee’s termination of employment.  The first sentence of this paragraph shall apply only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

(c)                                  If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer may reform such provision; provided, that Employer shall (1) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the

Code and (2) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

6.9  Return of Property.  Upon Employee’s termination of employment for any reason, or at any time upon Employer’s request, Employee (or Employee’s executor or personal representative in the event of Employee’s death or Disability) shall immediately return to the Employer all property of the Employer, including, but not limited to, all keys, credit cards and all other property of the Employer in Employee’s possession.

6.10  Resignation of All Other Positions. Upon termination of the Employee’s employment for any reason, the Employee shall be deemed to have resigned from all positions that the Employee holds as an officer or member of the Board (or a committee thereof) of Employer, the Bank, or any of their affiliates.

6.11  Code Section 280G.  If any of the payments or benefits received or to be received by Employee (including, without limitation, any payment or benefits received in connection with a change in control or Employee’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 6.11, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Employer that is consistent with the requirements of Section 409A until no amount payable to Employee will be subject to the Excise Tax.

ARTICLE VII

GENERAL PROVISIONS

7.1  Notices.  Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of the Agreement, but each party may change its address by written notice in accordance with this paragraph.  Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

7.2  Entire Agreement.  This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, and, effective after the Effective Time, supersedes any other employment agreements or understandings, written or oral, between the Employer or its predecessors and the Employee, including, without limitation, the Prior Agreement.  The Employee has no oral representations, understandings or agreements with the Bank or Employer or any of their officers, directors or representatives covering the same subject matters as this Agreement.  The Agreement is the final, complete and exclusive statement and expression of the agreement between the Bank, Employer and the Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

7.3  Governing Law.  All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas.  Exclusive venue of any dispute relating to this Agreement shall be, and is convenient in, Harris County, Texas.  Employee agrees that he will not contest venue in Harris County, Texas or the application of Texas laws to any dispute relating to, connected with or arising under this Agreement.

7.4  Modification.  This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

7.5  Failure to Enforce Not Waiver.  Any failure or delay on the part of the Bank, Employer or Employee to exercise any remedy or right under this Agreement shall not operate as a waiver.  The failure of either party to require performance of any of the terms, covenants or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement.  No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred.  No covenant or condition of this Agreement may be waived except by the written consent of the waiving party.  Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

7.6  Survival.  Notwithstanding anything in this Agreement to the contrary, upon the expiration or other termination of this Agreement following the Effective Time, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the mutual intention of the parties under this Agreement, including, without limitation, the provisions of Article V.

7.7  Partial Invalidity.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement has been executed without any such invalid provisions having been included.  Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties’ original intent.

7.8  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.9  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Bank, Employer and Employee, and their respective heirs, executors, administrators, successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of the Bank, Employer and any entity or person that acquires all or substantially all of the assets of the Bank or Employer.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first written above.

PROSPERITY BANK
EMPLOYER

/s/ David Zalman
Name:	David Zalman
Title:	Senior Chairman and Chief Executive Officer

LEGACYTEXAS BANK
THE BANK

/s/ Kevin J. Hanigan
Name:	Kevin J. Hanigan
Title:	President and CEO

EMPLOYEE

/s/ Thomas S. Swiley
Thomas S. Swiley